CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated May 26, 2011, accompanying the financial statements of Investors' Quality Tax-Exempt Trust, Series 105 (included in Van Kampen Unit Trusts, Municipal Series 761) as of January 31, 2011, and for the period from February 20, 2009 (date of deposit) through January 31, 2010 and for the year ended January 31, 2011 and the financial highlights for the period from February 20, 2009 (date of deposit) through January 31, 2010 and for the year ended January 31, 2011, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-156752) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
May 26, 2011